UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHART INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	34-1712937
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125-5370

(Address of Principal Executive Offices, Including Zip Code)

Chart Industries, Inc. 2017 Omnibus Equity Plan

(Full Title of the Plan)

Robert H. Wolfe, Esq.	Copy to:
Vice President, General Counsel and Secretary	Arthur C. Hall III, Esq.
One Infinity Corporate Centre Drive	Calfee, Halter & Griswold LLP
Suite 300	1405 East Sixth Street
Garfield Heights, Ohio 44125-5370	Cleveland, Ohio 44114-2688
Tel.: (440) 753-1490	Tel: (216) 622-8200
Fax: (440) 753-1491

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share/ Obligation (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,700,000 shares	$34.66	$58,922,000	$6,830.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Common Stock that may be issued or become issuable under the terms of the Plan in order to prevent dilution resulting from any stock split, stock dividend or similar transaction.
(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock reported on the Nasdaq Global Select Market on July 26, 2017.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Chart Industries, Inc. (the “Company”), and relates to 1,700,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Company’s 2017 Omnibus Equity Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company is not filing or including in this Registration Statement on Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Company, previously filed with the Commission, are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017;

(c)	The Company’s Current Reports on Form 8-K, filed on February 22, 2017 (and Amendment No. 1 thereto on Form 8-K/A filed on May 26, 2017), March 8, 2017 (and Amendment No.1 thereto on Form 8-K/A filed on May 26, 2017), May 26, 2017 and June 30, 2017; and

(d)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on July 20, 2006, and any amendments and reports filed for the purpose of updating the description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than the portions of such documents that by statute, by designation in such documents or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

A description of the Common Stock is incorporated herein by reference. See Item 3.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws for Chart Industries, Inc. provide for such limitations on liability.

The Company has entered into indemnification agreements with each of its directors and officers providing for additional indemnification protection beyond that provided by the Directors and Officers Liability Insurance Policy. In the indemnification agreements, the Company has agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the Amended and Restated Certificate of Incorporation, the DGCL, or by any amendment(s) thereto.

The above description is a general summary only and is qualified in its entirety by reference to applicable provisions of Delaware law, as well as by the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and applicable agreements between the Company and its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garfield Heights, State of Ohio, on this 27th day of July, 2017.

CHART INDUSTRIES, INC.

By:	/s/ JILLIAN C. EVANKO
Jillian C. Evanko
Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2017.

Signature	Title

/S/ WILLIAM C. JOHNSON William C. Johnson	President, Chief Executive Officer and a Director (Principal Executive Officer)

/S/ JILLIAN C. EVANKO Jillian C. Evanko	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/S/ MARY C. COOK Mary C. Cook	Chief Accounting Officer and Controller (Principal Accounting Officer)

/S/ SAMUEL F. THOMAS Samuel F. Thomas	Executive Chairman of the Board

/S/ W. DOUGLAS BROWN W. Douglas Brown	Director

/S/ RICHARD E. GOODRICH Richard E. Goodrich	Director

/S/ TERRENCE J. KEATING Terrence J. Keating	Director

/S/ STEVEN W. KRABLIN Steven W. Krablin	Director

/S/ MICHAEL L. MOLININI Michael L. Molinini	Director

/S/ ELIZABETH G. SPOMER Elizabeth G. Spomer	Director

/S/ THOMAS L. WILLIAMS Thomas L. Williams	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (1)

4.2	Amended and Restated By-Laws of the Company (2)

4.3	Specimen Certificate of common stock, par value $0.01 per share, of the Company (3)

4.4	Chart Industries, Inc. 2017 Omnibus Equity Plan (4)

5.1	Opinion of Calfee, Halter & Griswold LLP regarding the validity of the securities being registered (x)

23.1	Consent of Ernst & Young LLP (x)

23.2	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement)

(1)	Incorporated herein by reference to Exhibit 3.1 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 (Registration No. 333-133254), as filed with the Commission on July 20, 2006.
(2)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 19, 2008.
(3)	Incorporated herein by reference to Exhibit 4.1 to Amendment No. 4 to the Company’s Registration Statement on Form S-1(Registration No. 333-133254), as filed with the Commission on July 11, 2006.
(4)	Incorporated herein by reference to Appendix B to the Company’s definitive proxy statement, as filed with the Commission on April 11, 2017.
(x)	Filed herewith.